EXHIBIT 99.2

For additional information, please contact:  Mr. Charles R. Ofner
                                             (713) 496-5000

     September 26, 1994, Houston, Texas... Reading & Bates Corporation (RB-NYSE) announced today that a subsidiary of the Company has purchased the second-generation semisubmersible BENVRACKIE from Ben Line Atlantic Limited for $5.6 million in cash. The unit, an Aker H-3 design built in 1976, is currently "warm stacked" in the Cromarty Firth in Scotland. The Company plans to contribute the unit to the new joint venture company with DeepTech International, Inc. as previously announced. This venture is being formed to acquire and operate semisubmersible drilling units to be converted for use as floating production systems (FPS's) in the Flextrend and Deepwater areas of the U.S. Gulf of Mexico.

     Paul B. Loyd, Jr., Reading & Bates Chairman and CEO said, "This is an important step in advancing our strategy to increase activity in the floating production sector. The Aker H-3 design is well suited for conversion to floating production service, and the current depressed market worldwide for second-generation semis provided us the opportunity to obtain an excellent conversion candidate at a very attractive price. Although our inspection team found the unit to be in very good condition, we do not have any plans to re-activate the vessel as a drilling unit. It will most likely be utilized to develop one of the discoveries by Tatham Offshore, Inc., an affiliate of DeepTech, in the U.S. Gulf, or it would certainly be suitable for developments currently being planned by several other domestic and international operators."

     Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide.